EXHIBIT 23.1
                                                      ------------



INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in Registration Statement Nos. 33-18962, 33-80839, 333-05709, 333-50749, 333-33266, and 333-42758 on Form
S-3 and Registration Statement Nos. 33-91340, 33-92918, and 333-84398 on Form S-8 of Energy Conversion Devices, Inc., of our report dated January 31, 2003 (July 28, 2003 as to Note J) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Bekaert ECD Solar Systems LLC's ability to continue as a going concern), related to the consolidated financial statements of Bekaert ECD Solar Systems LLC (now known as United Solar Ovonic
LLC), appearing in the Current Report on Form 8-K of Energy Conversion Devices, Inc. dated July 28, 2003.


/s/ DELOITTE & TOUCHE LLP


Detroit, Michigan
July 28, 2003